Exhibit 6.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 17th day of February, 2022, by and between Worldwide Strategies, Inc., a Nevada corporation (“Purchaser”), and Fitwell Limited a company incorporated in the UK with registered number 10501524 (“Seller”). Certain capitalized terms used herein are defined in Article VI hereof.

W I T N E S S E T H:

WHEREAS, Seller owns and operates the Fitwell app (the “App”), the fitness and nutrition website and mobile application, and owns or otherwise has rights, title or interests in assets that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App (collectively with the App, the “App Assets”); and

WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, or cause to be sold to Purchaser, all of the certain App Assets, other than Excluded Assets (collectively, the “Purchased Assets”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

Purchase and Sale of Purchased Assets

1.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment, conveyance, transfer and delivery of, all of Seller’s rights, title and interests in and to the Purchased Assets, including:

(a)  any and all Intellectual Property Agreements covering content that is part of the App, including but not limited to Works for Hire, (i.e. in app content and or videos, together with audio depicting exercises demonstrated in the app which are part of video workouts displayed in the App) (collectively, the “Purchased Contracts”);

(b)  those licenses and permits of Seller that relate primarily to, or are used primarily or held for use primarily in connection with the operation of, the App, including but not limited to licenses and permits to any Licensed Intellectual Property and any Open Source Asset, (collectively, the “Purchased Licenses”);

(e)  all information, records, documents and files of Seller that relate in a material way to, or are used primarily or held for use in connection with the operation of, the App, other than any Excluded Records (collectively, the “Purchased Records”); provided, that Seller shall be entitled to keep a copy of all Purchased Records;

(f)   all rights of Seller under warranties, indemnities and similar rights against third parties to the extent related to any Purchased Assets;

(h)  all source code, uncompiled, compiled computer programing, digital assets, notations, technical manuals, databases, libraries and data sets which contribute and or are a part of the App (collectively, the “Source Code”;) provided, that Seller shall be entitled to keep a copy of the Source Code.

(i)   Developer Accounts with Apple and Android;

1

1.2 Excluded Assets. Purchaser acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Seller is not selling, assigning, conveying, transferring or delivering to Purchaser the following assets of Seller (collectively, the “Excluded Assets”), including:

(a) all contracts, except those as required for the proper and current function of the App;

(b) all excluded licenses and permits, except those as required for the proper and current function of the App;

(c) all Intellectual Property, except those as required for the proper and current function of the App;

(d) all cash, bank accounts, deposits, marketable securities, security deposits, investments and liquid assets, other than the Additional Acquired Assets;

(e) all accounts receivable, notes receivable and all other claims or rights against third parties as of the Closing and all proceeds of any of the foregoing (without limiting the foregoing, Seller shall be entitled to receive, and the receivables retained by Seller shall include, all amounts receivable from customers for all sales recorded prior to the Closing), other than the Acquired Accounts Receivable;

(f) all rights to the name “Fitwell”, including any trademarks, trade names, logos, service marks or domain names using or incorporating such name or any similar name or mark, whether or not registered;

(g) social media accounts;

(h) all rights of Seller under any insurance policies, including all rights to any insurance proceeds thereunder, except to the extent such proceeds are paid in respect of damage to Purchased Assets;

(i) all rights of Seller under any Benefit Plans;

(j) all equity interests in Seller;

(k) any information, records, documents and files of Seller subject to attorney-client privilege or attorney work product protection; or organizational documents, minutes or resolutions of Seller’s directors, shareholders or subsidiaries (collectively, the “Excluded Records”);

(l) any tangible personal property, including furniture and fixtures, used by Seller but not owned by Seller;

(m) any other assets that do not relate primarily to, or are not used primarily or held for use primarily in connection with the operation of, the App;

(n) any other furniture or fixtures owned by Seller;

(o) Seller’s rights under this Agreement and the other Transaction Documents. 1.3 Reserved.

1.4 Excluded Liabilities. Seller acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Purchaser is not assuming, and does not agree to pay, perform, fulfill or discharge, any Liabilities other than those specifically enumerated in Schedule 1.3(f).

2

ARTICLE II

Closing; Purchase Price

2.1 Closing. The consummation of the purchase of the Purchased Assets (the “Closing”) shall take place at the offices of Worldwide Strategies, Inc.     , at 11:00      A.M. on TBD     , 2022, if all of the conditions precedent set forth in Article IV have been satisfied or waived; or, if not, on such other time and place as agreed by the parties (the actual date of the Closing, the “Closing Date”); provided, that the parties may agree that the Closing take place via a conference call among the parties hereto and the electronic exchange of some or all of closing deliverables, and the physical delivery of any closing deliverables not electronically delivered.

2.2 Purchase Price. The aggregate consideration to be paid for the Purchased Assets (the “Purchase Price”) shall be an amount equal to Five Hundred Thousand Dollars ($500,000) and shares of the Purchaser, in the amount of Five Hundred Thousand Dollars ($500,000) with a ceiling on the price per share of $0.25, which will result in net consideration paid to Seller at Closing of $1,000,000 (the “Closing Purchase Price Payment”) plus the Specified Closing Costs, with the Specified Closing Costs [payable at Completion] and the Closing Purchase Price Payment being contingent on the successful sale of common shares in a public offering as filed with the SEC under The Securities Act of 1933, which may include a Regulation A+ Offering by the Purchaser, which generates no less than $2,000,000 USD in proceeds to the Purchaser.

2.3 Specified Closing Costs. The Purchaser has agreed to pay in full the costs incurred by the Seller in respect of the App since 10.09.2021, which for the avoidance of doubt is a sum equal to £34,000 and such future costs incurred by the Seller in respect of the App prior to the Closing Date (together the “Specified Closing Costs").

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that, except as set forth in the applicable Schedules:

3.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the United Kingdom, with all requisite power and authority to own and operate the App as it is now owned and operated.

3.2 Due Authorization. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party have been duly and validly approved by the board of directors of Seller and no other corporate actions or proceedings on the part of Seller are necessary to authorize this Agreement, the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the other Transaction Documents to which it is a party. Each of this Agreement and the other Transaction Documents to which Seller is a party constitutes, upon execution and delivery by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller according to its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or by equitable principles.

3.3 Consents and Approvals; Authority Relative to this Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to Seller; (b) violate, conflict with, result in a breach or default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which the operation of the App is subject; or (c) violate or conflict with the Certificate of Incorporation or Bylaws of Seller; except, in the cases of clauses (a) or (b) above, in such instances as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), and (ii) no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (the “Necessary Consents”) except to the extent that the failure to obtain such Necessary Consents would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

3

3.4 Absence of Certain Events. Since inception of the App Seller has operated the App in the ordinary course of business, and Seller has not used any Purchased Assets other than in the ordinary course of business or experience, and (ii) Seller has not experienced any Material Adverse Effect with respect to the foregoing.

3.5 Purchased Assets. Seller has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, its Purchased Assets, free and clear of any Lien.

3.6 Purchased Contracts

(a)  Seller is not in default or breach in any material respect under the terms of any Purchased Contract and, to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach by Seller under any Purchased Contract. To Seller’s Knowledge, (i) no Purchased Contract has been materially defaulted on or breached, or canceled, by any other party thereto, and (ii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default or breach, or cancellation by any other party to any Purchaser Contract. Seller has not assigned, delegated or otherwise transferred to any person any of its rights, title or interests under any Purchased Contract. Each Purchased Contract is legal, valid and binding against Seller and, to Seller’s Knowledge, the other parties thereto, and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.

(b)  Seller has made available to Purchaser true and complete copies of each written Purchased Contract.

3.7 Purchased Licenses. The Purchased Licenses include all licenses and permits necessary for the lawful operation of the App, except where failures to have any such license or permit would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.8 Purchased Intellectual Property.

(a)  Schedule 1.1(c)(1) contains a correct, current and complete list of: (i) all software included in the Purchased Intellectual Property; and (ii) all other Purchased Intellectual Property. For the avoidance of doubt, Seller represents and warrants that the Purchased Intellectual Property includes all Intellectual Property Assets necessary for the operation of the App as of the date of Closing.

(b)  Schedule 1.1(a)(1) contains a correct, current and complete list of all Intellectual Property Agreements. Seller has provided Purchaser with true and complete copies (or in the case of any oral agreements, an accurate and commercially reasonable written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is to Seller’s Knowledge, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)  Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Purchased Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the operation of the App as currently operated, in each case, free and clear of Liens other than Permitted Liens. The Purchased Intellectual Property, together with the Licensed Intellectual Property and the Open Source Assets, are all of the Intellectual Property necessary to operate the App as presently operated.

4

(d)  Source Code.

(i) Seller is in actual possession of and has exclusive control over a complete and correct copy of all Source Code. Except for application programming interfaces and other interface code that is generally available to customers, Seller has not disclosed, delivered, licensed or otherwise made available to any person other than (i) Seller’s employees, agents and contractors having a need for access to such Source Code, and (ii) other persons to whom Seller disclosed such Source Code after such persons executed valid and enforceable agreements not to disclose such Source Code. Seller does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license or otherwise make available, any material portion of the Source Code for any Intellectual Property Asset to any third party.

(e) Open Source Software.

(i) Schedule 3.8(e) sets forth a correct, current and complete list of each item of Open Source Software that is or has been used by Seller in the development of or incorporated into, combined with, linked with, distributed with, provided to any person as a service, provided via a network as a service or application, or otherwise made available with, any Intellectual Property Asset (“Open Source Asset”).

(ii) To Seller’s Knowledge, Seller has complied in all respects with all notice, attribution and other requirements of each license applicable to the Open Source Asset.

(iii) To Seller’s Knowledge, Seller has not used any Open Source Asset in a manner that does, will, or would reasonably be expected to require the (A) disclosure or distribution of any Intellectual Property Asset or any Source Code; (B) license or other provision of any Intellectual Property Asset or any other material proprietary software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant or other rights under any Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Intellectual Property Asset or any other proprietary software.

(f) To Seller’s Knowledge, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other person in respect of, the Purchaser’s right to own or use any Intellectual Property Asset, including Licensed Intellectual Property, in the operation of the App as currently operated. Immediately following the Closing, (i) all Purchased Intellectual Property will be owned or available for use, and (ii) all Open Source Assets and Licensed Intellectual Property will be available for use, by Purchaser on terms that are materially the same as when they were owned or available for use by Seller immediately prior to the Closing.

(g) To Seller’s Knowledge, all rights, title and interests to Intellectual Property Assets and the Licensed Intellectual Property and the Open Source Assets, are, as applicable, valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken commercially reasonable steps to maintain and enforce its rights with respect to the Intellectual Property Assets and all Licensed Intellectual Property and all Open Source Assets, to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets and to satisfy all confidentiality obligations of Seller with respect to all Licensed Intellectual Property and Open Source Assets. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Purchaser with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments and other instruments relating to the Intellectual Property Registrations.

(h) The operation of the App as currently and formerly operated, including the use of the Intellectual Property Assets, including the Licensed Intellectual Property in connection therewith, and the products, processes, and services of the App operations have not, to Seller’s Knowledge, infringed, misappropriated or otherwise violated and will not, to Seller’s Knowledge, infringe, misappropriate or otherwise violate the Intellectual Property or other rights of any person. No person has, to Seller’s Knowledge, infringed, misappropriated or otherwise violated any Purchased Intellectual Property, including Licensed Intellectual Property.

5

(i) There are no actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging that the App infringes, misappropriates, or otherwise violates the Intellectual Property of any third person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Intellectual Property Asset; (iii) challenging the Seller’s authorization to use any Licensed Intellectual Property or Open Source Asset; or (iv) by Seller or any other person alleging any infringement, misappropriation or other violation by any person of any Intellectual Property Asset. To Seller’s Knowledge, there are not any facts or circumstances that could reasonably be expected to give rise to any such action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Purchased Intellectual Property, including Licensed Intellectual Property.

(j) All App IT Systems are in good working condition and are sufficient for the operation of the App as currently operated. In the past twelve (12) months there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the App IT Systems that has resulted or may result in material disruption or damage to the App and that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the App IT Systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements.

(l) Privacy; Data Security.

(i)   With respect to the operation of the App, Seller, and, to Seller’s Knowledge, all vendors, processors, or other third parties acting for or on behalf of Seller in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of Seller, comply and at all times in the past have complied, in all material respects with all of the following in connection with the operation of the App: (A) Privacy Laws; (B) rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard; (C) industry standards, guidelines and best practices, including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (D) the App Privacy and Data Security Policies; and (E) all obligations or restrictions concerning the privacy, security or Processing of Personal Information under any Contract to which Seller is a party or otherwise bound as of the date hereof.

(ii)  To Seller’s Knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer to Purchaser of all Personal Information in the possession or control of Seller in connection with the App, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or App Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for Seller in the operation of the App); or (B) require the consent of or notice to any person concerning such person’s Personal Information.

(iii) Seller has posted to each of its websites and mobile applications and published or otherwise made available in connection with the App a Privacy and Data Security Policy. To Seller’s Knowledge, no disclosure or representation made or contained in any App Privacy and Data Security Policy has been found to be inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission), and Seller’s practices with respect to the Processing of Personal Information in connection with the App conform, and at all times in the past have conformed, to the App Privacy and Data Security Policies that govern the use of such Personal Information in all material respects. Seller has delivered or made available to Purchaser true, complete and correct copies of all App Privacy and Data Security Policies that are currently in effect.

3.9 Litigation. (a) There are no actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting App operations, the Purchased Assets or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. No event has occurred and no circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such action.

6

ARTICLE IV

Closing Conditions

4.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to complete the Closing under this Agreement are subject to the satisfaction by Seller or waiver by Purchaser of the following conditions precedent on or prior to the Closing Date:

(a) Public Offering of Purchaser’s Common Stock. Purchaser shall have received proceeds at least and or greater of $2,000,000 USD through the sale of its common stock in an offering filed and or registered under the Securities Act of 1933.

4.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to complete the Closing are subject to the satisfaction by Purchaser, or waiver by Seller, of the following conditions precedent on or prior to the Closing Date:

(a) Closing Purchase Price Payment. Seller shall have received the Closing Purchase Price Payment from Purchaser.

ARTICLE V

Miscellaneous

5.1 Expenses. Each party hereto shall bear its own expenses with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby, whether or not such transactions shall be consummated.

5.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received if given in person or by courier or a courier service, all charges prepaid:

(a)     If to Seller, addressed as follows:

(b)     If to Purchaser, addressed as follows:

or to such other person or address as a party may designate for itself by notice given as herein provided.

5.3 Amendment. This Agreement may not be amended, modified or supplemented without the signed written consent of both parties.

5.4 Waivers. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement at any time shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty, unless so agreed in writing by the waiving party.

7

5.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the internal Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within Miami-Dade County, State of Florida, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized for such persons by the Laws of the State of Florida and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process.

5.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.7 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, and any attempted or purported transfer without such consent shall be null and void ab initio.

5.8 Severability. In the event any provision of this Agreement, or the application of any such provision, is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary reasonably to effect the intent of the parties hereto and to render the same valid and enforceable, and the remainder of this Agreement will continue in full force and effect. The parties further agree to replace such void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.9 Post-Closing Cooperation. (i) Seller shall either deliver to Purchaser credentials for each hosting account where the App is hosted and deployed, or will deploy on new servers/instances controlled by Purchaser the App software and databases needed to operate and maintain the App in all function and manner as the App is functioning, and has functioned, prior to the Closing, and (ii) the of Purchaser will, after the Closing Date, promptly afford to the Seller and its Representatives reasonable access during normal business hours to its employees relating to the operation of the App to the extent reasonably requested by the other Seller.

5.10 Further Assurances. From time to time at or after the Closing, at the reasonable request of the other, each of Purchaser and Seller will do and perform, or cause to be done and performed, such further acts and things, execute and deliver to the other such other documents, assignments and other instruments and take such other actions as the other may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, in connection with the foregoing, Purchaser and Seller understand and agree that certain matters (collectively, “Post-Closing Matters”) will not take effect until after the Closing, and Purchaser and Seller agree to exercise good faith efforts to ensure that all such Post-Closing Matters take effect or become effective as of no later than 365 days post-closing, and Purchaser and Seller further agree to dutifully perform their respective obligations arising thereunder, provided that the cost of such obligations shall be paid by the Buyer at Completion as part of the Specified Completion Costs and thereafter within 7 days of the presentation of an invoice for such costs by the Seller to the Buyer.

5.11 Entire Understanding. This Agreement (including the Schedules hereto) and the other Transaction Documents set forth the sole and entire agreement and understanding of the parties as to the matters addressed herein and therein, and supersede any and all prior agreements, discussions, negotiations, arrangements, understandings and other communications between the parties.

5.12 Representation by Counsel. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.13 Counterparts. This Agreement may be executed in one or more counterparts (including by means of signature pages executed and sent electronically), all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic means shall have the same effect as originals.

8

ARTICLE VI

Definitions

6.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” means, with respect to any specified person, any other person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by Contract or otherwise.

“App IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the operation of the App.

“App Privacy and Data Security Policies” means all of Seller’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the operation of the App.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the operation of the App.

“Business Privacy and Data Security Policies” means all of Seller's past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information in the operation of the App.

“Confidential Information” means all non-public information concerning the operation of the App, the Purchased Assets, Seller or any of its Affiliates, the terms or conditions of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, that Confidential Information shall not include information that (i) is or has become obtainable from public or published sources, (ii) is received from a third party who does not breach a confidentiality obligation to Seller or an Affiliate of Seller in holding or providing such information, or (iii) Purchaser can demonstrate was independently developed by Purchaser.

“Contract” means any contract, lease, agreement, indenture, mortgage, note, bond or instrument.

“Employees” means the employees of Seller engaged primarily in the operation of the App as currently operated.

“Governmental Authority” means any legislature, administrative body, agency, instrumentality, court, tribunal or other authority of any international, national, federal, state, local, foreign or other government or political subdivision thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

9

“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, including continuations, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, (iv) all software, (v) all Social Media Platforms, (vi) confidential information, know-how, trade secrets and inventions and (vii) all other intellectual property.

“Intellectual Property Assets” means all Intellectual Property used or held for use in the operation of the App, whether by the Seller or a third party, as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present or future infringement, misappropriation, or other violation thereof, and (iii) Intellectual Property Registrations pertaining to the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Purchased Intellectual Property.

“Intellectual Property Registrations” means all issuances, registrations or applications by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights and pending applications for any of the foregoing, pertaining to any Intellectual Property Asset.

“Law” means any law, statute, ordinance, rule, regulation, judgment, decree, ruling, injunction or order of any Governmental Authority, as in effect from time to time, including as amended, modified or supplemented, in whole or in part, and including any rules and regulations promulgated thereunder.

“Liability” means, with respect to any person, any obligation, duty, responsibility or other liability of such person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such person and regardless of whether such debt, duty or liability is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other persons, including any of Seller’s Affiliates, that is used or held for use in the operation of the App as currently operated.

“Lien” means any mortgage, deed of trust, collateral assignment, security interest, lien, pledge, hypothecation or other encumbrance.

“Material Adverse Effect” means any change, event or effect that (a) is materially adverse to the operation of the App, the Purchased Assets or (b) materially impairs Seller’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a “Material Adverse Effect”: (i) changes that are the result of factors generally affecting the operation of the App that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (ii) changes in Laws, or the interpretation thereof, that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (iii) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism that do not disproportionately affect the operation of the App as compared to other businesses of similar size and scope that operate in the same industry or business as the operation of the App; (iv) changes that are the result of the announcement or pendency of the transactions contemplated by this Agreement and the other Transaction Documents, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, licensors, partners or employees of the operation of the App; (v) the failure, in and of itself, of the operation of the App to meet any of its internal projections or forecasts; and (vi) changes that result from any action taken by Seller pursuant to this Agreement or at the written request or with the written consent of Purchaser.

10

“Open Source Software” means any software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural person, or to target advertisements or other content to a natural person.

“Privacy Laws” means all applicable Laws, Governmental Orders, guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the means the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), and all other similar international, federal, state, provincial, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Representatives” means, with respect to any person, such person’s Affiliates and any equity holders, directors (or members of a similar governing body), officers, employees, consultants, accountants, attorneys and other agents and representatives of such person or its Affiliates.

“Seller’s Knowledge” means (i) the actual, direct and personal knowledge as of the applicable referenced time period of Baris Ozaydinli (ii) the knowledge that such individuals would reasonably be expected to have if they were fulfilling their duties in a commercially reasonable manner on behalf of Seller.

“Source Code” means source code for proprietary software included in any Intellectual Property Asset.

“Transaction Documents” means this Agreement, the Fitwell Services Agreement and any other Contract, instrument, certificate or document which has been or is to be entered into, executed or delivered at the Closing or otherwise in connection with the transactions contemplated by this Agreement and such other agreements.

11

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

Purchaser:

Worldwide Strategies, Inc.

By: /s/ Adam Laufer

Name: Adam Laufer

Title: CEO

Seller:

Fitwell

By: /s/ Baris Ozaydinli

Name: Baris Ozaydinli

Title: CEO

12